UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported):

May 5, 2004
Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Wisconsin	1-1373	39-0482000
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification Number

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code:	(262) 636-1200

_____________________________________________________________________
(Former name or former address, if changed since last report.)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 12. Results of Operations and Financial Condition.

On May 5, 2004, Registrant issued a press release announcing its financial results for the fourth quarter and fiscal year ended March 31, 2004. The text of that release appears below:

Immediate Release
John Ge
262.636.8434
j.ge@na.modine.com

Modine Reports an 18% Growth in Sales and a 55% Increase in Earnings for the Fourth Quarter

     RACINE, Wis., May 5, 2004 -- Modine Manufacturing Company (NASDAQ: MODI) today reported notably stronger financial results for the fourth quarter and fiscal year ended March 31, 2004. Sales for the fourth quarter increased 18% to $321.0 million from $272.6 million for the same period one year ago. This is the second consecutive quarter the Company achieved record sales. Net earnings for the quarter increased significantly to $12.5 million, or $0.37 per fully diluted share, an increase of 55% compared with $8.1 million, or $0.24 per fully diluted share reported one year ago. Income from operations increased 48% to $17.3 million from $11.7 million one year ago, or 5.4% of sales versus 4.3% of sales last year. "Continuing the positive momentum we established in our fiscal third quarter, we achieved another robust year-over-year performance in both sales and earnings this quarter, delivering the stronger second half of the fiscal year that we projected," said David Rayburn, Modine's President and Chief Executive Officer.
     Sales for the full year increased 10% to $1,199.8 million from $1,092.1 million one year ago, setting a new record for the Company. Effective with the first quarter of last year (fiscal 2003), the Company adopted Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets," and recorded a related goodwill impairment charge of $21.7 million (net of $1.1 million income tax benefit), resulting in net earnings of $12.7 million, or $0.38 per fully diluted share for last year. Net earnings for this year more than tripled to $40.4 million or $1.19 per fully diluted share, while earnings before the cumulative effect of accounting change increased 18% from $34.4 million last year to $40.4 million. Both the Company's fourth quarter and full year financial results were positively impacted by net favorable currency exchange rates, primarily the stronger Euro, which added $17.9 million and $70.3 million, respectively, to the quarterly and full year sales. The positive currency exchange effect on pre-tax earnings for the fourth quarter and the year was $1.7 million and $7.2 million, respectively. Also included in the fourth quarter, on a pre-tax basis, is approximately $1.9 million in gains from the sale of closed facilities.
     "This year's stronger performance is a result of the positive contribution from new business programs, continued operational improvements, and the beginning of recovery in the North American truck and heavy-duty markets in our fiscal fourth quarter. Our recently announced proposed acquisition will significantly expand our presence in Asia and is expected to be another major growth driver for us as we become a truly global company," continued Rayburn.

Segment Data and Performance

     Full year sales for the Original Equipment segment increased 7% to $502.2 million from $469.4 million one year ago. Growth in the North American automotive, truck, as well as off-highway and industrial businesses all contributed to this improvement, with the truck market recording the largest year-over-year sales increase. Despite program launch expenses, ongoing pricing pressure, and warranty and program scope change costs, operating income for the Original Equipment segment improved 6% to $81.1 million from $76.4 in the previous year, benefiting from new business programs and improved manufacturing efficiency as a result of the customer and product rationalization strategy in the off-highway and industrial business.
     Yearly sales for the Distributed Products segment increased approximately 1% to $351.6 million from $348.8 million reported last year. Sales were positively impacted by increased volumes in both the commercial HVAC (heating, ventilating, air conditioning) and electronics businesses. However, the aftermarket business experienced lower sales this year due to unfavorable weather conditions and a competitive market environment. Operating income for the Distributed Products segment declined slightly to $3.3 million from $3.4 million one year ago. Improvements in sourcing and operational efficiency in the aftermarket business were offset by lower margins in the electronics business related to a product mix shift associated with the end markets.
     For the second consecutive year, both the automotive and heavy-duty businesses in the Company's European Operations segment recorded increased sales and operating income. Yearly sales for the segment increased 18% to $392.9 million from $333.0 million one year ago as a result of favorable currency exchange rates. Operating income improved more than 13% to $42.3 million from $37.4 million in the previous year. The European Operations segment's profitability was positively impacted by net favorable currency exchange rates and operational improvements in the heavy-duty business, which were partially offset by expenses associated with a product performance issue previously discussed in the Company's third quarter earnings release.

Balance Sheet and Cash Flow

     Modine further strengthened its balance sheet and financial position in fiscal 2004, while continuing to generate strong operating cash flow. The Company ended the year with a cash balance of $72.4 million, compared with $77.2 million at the end of the last fiscal year. Total debt stood at $87.9 million, a decrease of $23.3 million from a year ago, resulting in a total debt to capital (total debt plus shareholders' equity) ratio of 13%, compared with 17% at the end of fiscal 2003. Operating cash flow was more than $100 million for the fourth consecutive year, providing the Company the ability to pursue growth opportunities while preserving financial flexibility. "Our focus on working capital management produced encouraging results this year. Compared with the prior year, days sales outstanding decreased three days to 49 days, and inventory turns increased from 6.4 to 7.2," said Brad Richardson, Modine's Chief Financial Officer. "Our strong financial position allows us to pursue strategic investments, such as the recently announced proposed acquisition in Asia, our 3-phase investment in Europe for the new European headquarters, Technical Center, and wind tunnel, and our new and expanded plants in Wackersdorf, Germany and Hsinchu, Taiwan. We expect these investments to enhance our margins and returns and play a critical role in our future growth."

Fiscal 2005 Outlook

     "We finished the year on a strong note, with our fiscal fourth quarter setting another record in sales and posting improved earnings," added Rayburn. "We are focused on increasing shareholder value through well executed new business programs and strategic business development activities. Our stronger results in the second half of this year firmly established a positive momentum for the organization. We fully expect this positive momentum to accelerate as we begin a new year and look forward to delivering a similar improvement in both sales and earnings in fiscal 2005 versus fiscal 2004 improvements, before considering the accounting change in fiscal 2003."

Fourth Quarter Webcast

     Modine's executive management team will conduct a live audio webcast on Thursday, May 6, 2004 at 9:30 a.m. (EDT) to discuss additional details regarding the Company's performance for the fourth quarter and fiscal 2004, as well as the recent acquisition announcement. A PowerPoint presentation regarding the proposed acquisition will also be made available before the webcast. The webcast and presentation may be accessed at www.modine.com under the Investors Relations section. A replay will be available on Modine's website after the webcast.

     Modine specializes in thermal management, bringing heating and cooling technology to diversified markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Modine can be found on the Internet at www.modine.com.

This news release contains statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 25 of the Company's 2003 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. In addition, this news release contains forward-looking statements regarding a proposed acquisition and the benefits thereof, as well as incremental business. These forward-looking statements are particularly subject to a number of risks and uncertainties, including regulatory approvals; international economic changes and challenges; market acceptance and demand for new products and technologies; and the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner. These statements are also subject to the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties.

Modine does not assume any obligation to update any of these forward-looking statements.

Modine Manufacturing Company
Consolidated statements of earnings
				(In thousands, except per-share amounts)

		Quarter ended March 31,		Year ended March 31,
	2004	2003	2004	2003
Net sales	$321,043	$272,644	$1,199,799	$1,092,075
Cost of sales	239,838	203,640	906,683	819,368
Gross profit	81,205	69,004	293,116	272,707
Selling, general, & administrative expenses	63,956	57,169	243,169	221,170
Restructuring charges	(51)	127	(119)	(1,555)
Income from operations	17,300	11,708	50,066	53,092
Interest (expense)	(1,420)	(1,471)	(5,429)	(6,026)
Other income - net	6,075	3,535	19,074	7,961
Earnings before income taxes and
cumulative effect of accounting change	21,955	13,772	63,711	55,027
Provision for income taxes	9,427	5,681	23,274	20,669
Earnings before cumulative effect of
accounting change	12,528	8,091	40,437	34,358
Cumulative effect of change in accounting for:
Goodwill impairment (net of $1,136
income tax benefit)	-	-	-	(21,692)
Net earnings	$ 12,528	$ 8,091	$ 40,437	$ 12,666

Net earnings as a percent of net sales	3.9%	3.0%	3.4%	1.2%
Net earnings per share of common stock - basic:
Before cumulative effect of accounting change	$0.37	$0.24	$1.19	$1.03
Cumulative effect of accounting change	-	-	-	(0.65)
Net earnings - basic	$0.37	$0.24	$1.19	$0.38
Net earnings per share of common stock - diluted:
Before cumulative effect of accounting change	$0.37	$0.24	$1.19	$1.02
Cumulative effect of accounting change	-	-	-	(0.64)
Net earnings - diluted	$0.37	$0.24	$1.19	$0.38
Weighted average shares outstanding:
Basic	34,023	33,751	33,922	33,652
Assuming dilution	34,259	33,785	34,073	33,758
Net cash provided by operating activities	$20,408	$16,191	$107,249	$113,307
Dividends paid per share	$0.1375	$0.125	$0.55	$0.50

Comprehensive earnings, which represents net earnings adjusted by the change in foreign-currency translation and minimum pension liability recorded in shareholders' equity, for the periods ended March 31, 2004 and 2003, respectively, were $24,888 and $14,609 for 3 months, and $69,124 and $27,447 for 12 months.

Consolidated condensed balance sheets
			(In thousands)
		March 31, 2004	March 31, 2003
Assets
Cash and cash equivalents		$ 72,427	$ 77,243
Trade receivables - net		180,163	161,319
Inventories		136,441	130,812
Other current assets		53,331	47,992
Total current assets		442,362	417,366
Property, plant, and equipment - net		397,697	361,605
Other noncurrent assets		139,133	131,847
Total assets		$979,192	$910,818
Liabilities
Debt due within one year		$ 3,024	$ 12,692
Accounts payable		108,420	93,506
Other current liabilities		101,774	87,065
Total current liabilities		213,218	193,263
Long-term debt		84,885	98,556
Deferred income taxes		42,774	37,370
Other noncurrent liabilities		51,774	51,242
Total liabilities		392,651	380,431
Shareholders' equity		586,541	530,387
Total liabilities & shareholders' equity		$979,192	$910,818

Modine Manufacturing Company
Condensed consolidated statements of cash flows
			(In thousands)
For the years ended March 31,		2004	2003

Net earnings		$ 40,437	$ 12,666
Adjustments to reconcile net earnings with cash provided
by operating activities:
Depreciation and amortization		61,421	54,810
Cumulative effect of accounting change		-	22,828
Other - net		3,553	9,386
		105,411	99,690

Net changes in operating assets and liabilities		1,838	13,617

Cash flows provided by operating activities		107,249	113,307

Cash flows from investing activities:
Expenditures for plant, property, & equipment		(72,534)	(50,519)
Other- net		4,191	4,478
Net cash (used for) investing activities		(68,343)	(46,041)

Cash flows from financing activities:
Net (decrease) in debt		(33,892)	(55,814)
Cash dividends paid		(18,666)	(16,834)
Other -net		3,435	2,289
Net cash (used for) financing activities		(49,123)	(70,359)

Effect of exchange rate changes on cash		5,401	4,934

Net (decrease)/increase in cash and cash equivalents		(4,816)	1,841

Cash and cash equivalents at beginning of the year		77,243	75,402

Cash and cash equivalents at end of year		$ 72,427	$ 77,243

Condensed segment operating results
					(In thousands)

	Quarter ended March 31,			Year ended March 31,
	2004	2003		2004	2003
Sales:
Original Equipment	$148,076	$122,088		$ 502,183	$ 469,383
Distributed Products	83,004	79,333		351,585	348,799
European Operations	101,444	86,251		392,948	333,028
Segment sales	332,524	287,672		1,246,716	1,151,210
Eliminations	(11,481)	(15,028)		(46,917)	(59,135)
Total net sales	$321,043	$272,644		$1,199,799	$1,092,075

Operating Income:
Original Equipment	$27,817	$19,271		$ 81,062	$ 76,415
Distributed Products	(64)	(2,603)		3,259	3,432
European Operations	10,225	12,001		42,349	37,422
Segment operating income	$37,978	$28,669		$126,670	$117,269

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/D. B. Rayburn
D. B. Rayburn President and Chief Execitive Officer

By: /s/D. R. Zakos
D. R. Zakos Vice President, General Counsel and Secretary

Date: May 5, 2004